Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated December 29, 2011

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement LIRN-2.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)(2)	$10.00	$
Underwriting discount (1)(2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January     , 2012

Units

$10 principal amount per unit

CUSIP No.

Pricing Date*: January , 2012

Settlement Date*: January , 2012

Maturity Date*: March , 2013

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Leveraged Index Return Notes® Linked to the price of the Crude Oil Futures Contract

Maturity of approximately 14 months

3-to-1 upside exposure to increases in the price of the Crude Oil Futures Contract, subject to a capped return of 18% to 22%

1-to-1 downside exposure to decreases in the Crude Oil Futures Contract beyond a 10% decline, with 90% of your principal at risk

All payments at maturity subject to the credit risk of Bank of America Corporation

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

Enhanced Return

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Summary

The Capped Leveraged Index Return Notes® Linked to the Crude Oil Futures Contract due March     , 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. They will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Crude Oil Futures Contract is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:

The front-month light sweet crude oil futures contract traded on the New York Mercantile Exchange (the “Crude Oil Futures Contract”) (Bloomberg symbol: CL1 <Cmdty>). The Crude Oil Futures Contract that will be used to determine the Starting Value will be the contract scheduled for delivery in February 2012 or March 2012 and the Crude Oil Futures Contract that will be used to determine the Ending Value will be the contract scheduled for delivery in April 2013 or May 2013, subject to adjustment in each case depending on when the pricing date and the calculation day occur. The Crude Oil Futures Contract is more fully described on page TS-[    ] of this term sheet.

Starting Value:

The official settlement price of the Crude Oil Futures Contract on the New York Mercantile Exchange (the “NYMEX”), as reported on Bloomberg L.P. on the pricing date subject to the Starting Value Commodity-Based Market Measure Disruption Calculation, as described on page S-28 of product supplement LIRN-2

Ending Value:

The closing level of the Market Measure on the scheduled calculation day occurring shortly before the maturity date. The calculation day is subject to the Ending Value Commodity Based Market Measure Disruption Calculation, as described on page S-25 of product supplement LIRN-2.

Threshold Value:	90% of the Starting Value, rounded to two decimal places
Capped Value:	[$11.80 to $12.20] per unit of the notes, which represents a return of [18% to 22%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date
Calculation Day:	The fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Participation Rate:	300%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-9.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Crude Oil Futures Contract will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Crude Oil Futures Contract decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forego the rights and benefits of owning crude oil or any related futures contract.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Crude Oil Futures Contract will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive the rights and benefits of owning crude oil or any related futures contract.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300%, a Threshold Value of 90% of the Starting Value and a Capped Value of $12.00, the midpoint of the Capped Value range of $11.80 to $12.20. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in crude oil, as measured by the Crude Oil Futures Contract.

This graph has been prepared for purposes of illustration only.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Capped Value, and the term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 90, the Participation Rate of 300% and a Capped Value of $12.00 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.00		-40.00%
60.00		-40.00%	$7.00		-30.00%
70.00		-30.00%	$8.00		-20.00%
80.00		-20.00%	$9.00		-10.00%
90.00	(1)	-10.00%	$10.00		0.00%
94.00		-6.00%	$10.00		0.00%
98.00		-2.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
106.00		6.00%	$11.80		18.00%
107.00		7.00%	$12.00	(3)	20.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$12.00		20.00%
140.00		40.00%	$12.00		20.00%
150.00		50.00%	$12.00		20.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Market Measure, see “The Crude Oil Futures Contract” section below. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:    100

Ending Value:      80

Threshold Value:  90

$10 –	[	$ 10 ×	(90 – 80)	= $9.00	= $ 9.00 Redemption Amount per unit
100

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:    100

Ending Value:      95

Threshold Value:  90

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 103, or 103% of the Starting Value:

Starting Value:    100

Ending Value:     103

$10 +	[	$10 × 300% ×	(103 – 100)	]	=	$10.90 Redemption Amount per unit
100

Example 4

The Ending Value is 130, or 130% of the Starting Value:

Starting Value: 100

Ending Value: 130

$10 +	[	$10 × 300% ×	(130 – 100)	]	=	$19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $ 12.00 per unit
100

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-2, page S-4 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Crude Oil Futures Contract measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our credit worthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in crude oil, as measured by the Crude Oil Futures Contract.

▪

The price at which you may sell the notes in any secondary market may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing of the notes, as described on page TS-9 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in crude oil or related futures contracts) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Ownership of the notes will not entitle you to any rights with respect to crude oil or any related futures contracts.

▪	Suspensions or disruptions of trading in the crude oil and related futures contracts may adversely affect the value of the notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Additional Risk Factors

The price movements in the Crude Oil Futures Contract may not correlate with changes in light sweet crude oil’s spot price.

The Crude Oil Futures Contract is a futures contract for light sweet crude oil that trades on the New York Mercantile Exchange (“NYMEX”). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Crude Oil Futures Contract and not to the spot price of light sweet crude oil, and an investment in the notes is not the same as buying and holding light sweet crude oil. While price movements in the Crude Oil Futures Contract may correlate with changes in light sweet crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for light sweet crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of light sweet crude oil may not result in an increase in the price of the Crude Oil Futures Contract. The Crude Oil Futures Contract price may decrease while the spot price for light sweet crude oil remains stable or increases, or does not decrease to the same extent.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Crude Oil Futures Contract.

The price movements in the Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for crude oil that have more distant delivery dates than the Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

The notes include the risk of a concentrated position in a single commodity.

The notes are linked to a single exchange-traded physical commodity underlying the Crude Oil Futures Contract, light sweet crude oil. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decrease in the value of light sweet crude oil may adversely affect the price of the Crude Oil Futures Contract and the value of the notes. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of light sweet crude oil. In addition, further development and commercial exploitation of alternative energy sources and technologies, including solar, wind, or geothermal energy and hybrid and electric automobiles, could reduce the demand for light sweet crude oil and result in lower prices. As a result of any of these events, the value of the notes could decrease.

Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the value of the notes.

Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of light sweet crude oil and the Crude Oil Futures Contract increases or decreases, the value of the notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the Crude Oil Futures Contract. Additionally, the development of substitute products for oil could adversely affect the value of the Crude Oil Futures Contract and the value of the notes.

The policies of NYMEX are subject to change, in a manner which may reduce the value of the notes.

The policies of the NYMEX concerning the manner in which the price of light sweet crude oil is calculated may change in the future. The NYMEX is not our affiliate, and we have no ability to control or predict the actions of the NYMEX. The NYMEX may also from time to time change its rules or bylaws or take emergency action under its rules. The NYMEX may discontinue or suspend calculation or dissemination of information relating to the Crude Oil Futures Contract. Any such actions could affect the price of the Crude Oil Futures Contract, and therefore, the value of the notes.

Other Terms of the Notes

The provisions of this section supersede and replace the definitions of “Market Measure Business Day” and “Market Disruption Event” set forth in product supplement LIRN-2.

A “Market Measure Business Day” means a day on which the official settlement price of the Crude Oil Futures Contract or any successor thereto is determined and published.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined by the calculation agent:

(A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on NYMEX (without taking into account any extended or after-hours trading session), in the Crude Oil Futures Contract;

(B) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Crude Oil Futures Contract, which are traded on any major U.S. exchange;

(C) the failure on any day of NYMEX to publish the official daily settlement price for that day for the Crude Oil Futures Contract; or

(D) any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(B) a suspension in trading on NYMEX (without taking into account any extended or afterhours trading session), in the Crude Oil Futures Contract, by reason of a price change reflecting the maximum or minimum permitted price change from the previous trading day’s settlement price will constitute a Market Disruption Event; and

(C) a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

The Crude Oil Futures Contract

We have derived all information regarding the Crude Oil Futures Contract and NYMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, NYMEX. The consequences of NYMEX discontinuing trading in the Crude Oil Futures Contract are discussed in the section entitled “Discontinuance of a Market Measure” beginning on page S-30 of product supplement LIRN-2. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Crude Oil Futures Contract.

The Futures Market

An exchange-traded futures contract, such as the Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The New York Mercantile Exchange

NYMEX, located in New York City, is the world’s largest physical commodities futures exchange and one of four “Designated Contract Markets” (each, a self regulatory exchange) comprising the CME Group Inc. (the “CME Group”). It offers futures contracts and options on futures contracts based on energy and metals commodities and clearing services for privately negotiated energy transactions. NYMEX uses an open outcry trading facility during the day and has an electronic trading system after hours. NYMEX began commodities trading in 1872, organized as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. The establishment of energy futures trading on NYMEX occurred in 1978, with the introduction of heating oil futures contracts. NYMEX opened trading in leaded gasoline futures in 1981, followed by crude oil futures contracts in 1983 and unleaded gasoline futures contracts in 1984. In August 2008, NYMEX was acquired by CME Group.

NYMEX members include individual traders, as well as most of the world’s largest banks, hedge funds, and brokerage and investment houses. Members can execute trades for their own accounts, for clearing firm accounts, for the accounts of other members, or for the accounts of customers of clearing firms. NYMEX memberships can be bought, sold, and leased. Applicants for membership must meet certain business integrity and financial requirements. They must also comply with the provisions of the Commodity Exchange Act and the rules and regulations issued by the CFTC, and register with the National Futures Association either as a floor trader or floor broker if they intend to access the trading floors. NYMEX’s board of directors adopts rules and regulations governing the trading on the exchange, as well as to maintain appropriate business conduct and to provide protection to the public in its dealings with NYMEX and its members.

The Crude Oil Futures Contract

The Crude Oil Futures Contract is the front-month light sweet crude oil futures contract traded on NYMEX. The Crude Oil Futures Contract trades in units of 1,000 U.S. barrels (42,000 gallons), and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crude oil. The Crude Oil Futures Contract is published by Bloomberg under the symbol CL1 <Cmdty>.

A front-month contract is the unexpired contract next scheduled for delivery. Because trading terminates, and a Crude Oil Futures Contract for a particular month expires, on the Last Trading Day (as defined below), typically, the front-month contract is a futures contract that specifies a delivery date for a commodity that is in the first or second month following the current date.

For example, the Last Trading Day for the Crude Oil Futures Contract specifying delivery in December 2011 was November 18, 2011. Consequently, as of November 18, 2011, the front-month light sweet crude oil futures contract was a contract specifying delivery of light sweet crude oil in December 2011. In contrast, as of November 22, 2011, the front-month light sweet crude oil futures contract is a contract specifying a delivery of light sweet crude oil in January 2012.

The following summarizes selected specifications relating to the Crude Oil Futures Contract:

Price Quotation: U.S. dollars and cents per barrel.

Minimum Price Fluctuation: $.01 per barrel ($10.00 per contract).

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Maximum Daily Price Fluctuation: On each trading day, NYMEX imposes a price fluctuation limit for the Crude Oil Futures Contract of $10.00 per barrel above or below the previous day’s official settlement price. If the Crude Oil Futures Contract is traded, bid, or offered at the upper or lower price fluctuation limit, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction (that is, $20.00 above and below the previous day’s official settlement price). If another halt is triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. However, on each NYMEX trading day, regardless of any prior action concerning price fluctuation limits during the trading session, there are no price fluctuation limits with respect to the Crude Oil Futures Contract commencing 60 minutes before the close of the regular trading session.

Last Trading Day: Trading terminates at the close of business on the third business day prior to the 25th calendar day of the month preceding the delivery month. If the 25th calendar day of the month is a non-business day, trading shall cease on the third business day prior to the last business day preceding the 25th calendar day. For example, trading for the December 2011 futures contract, which is a contract for delivery of light sweet crude oil in December 2011, ended on November 18, 2011.

The following graph shows the monthly historical performance of the Crude Oil Futures Contract in the period from January 2006 through November 2011. We obtained this historical data from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg L.P. On December 19, 2011, the settlement price of the Crude Oil Futures Contract was $93.88.

Historical Performance of the Crude Oil Futures Contract

This historical data on the Crude Oil Futures Contract is not necessarily indicative of the future performance of the Crude Oil Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the price of the Crude Oil Futures Contract during any period set forth above is not an indication that the price of the Crude Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Crude Oil Futures Contract.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Role of MLPF&S and Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to LIRNs,” beginning on page S-10 and “Use of Proceeds” on page S-21 in product supplement LIRN-2.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes Linked to the Crude Oil Futures Contract due March , 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Crude Oil Futures Contract.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page S-36 in product supplement LIRN-2) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

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With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.

Capped Leveraged Index Return Notes®	TS-10